EXHIBIT 99.1

Contact:	Frank Perez
Chief Financial Officer
615-599-2274

TENNESSEE COMMERCE BANCORP ISSUES $30 MILLION OF
PREFERRED STOCK TO THE U.S. TREASURY DEPARTMENT

FRANKLIN, Tenn. (December 19, 2008) – Tennessee Commerce Bancorp, Inc. (NASDAQ:TNCC) announced today that it has  issued $30 million of fixed rate cumulative perpetual preferred stock to the U.S. Treasury Department under the Capital Purchase Program.

“Tennessee Commerce Bank has maintained a well capitalized position throughout its existence, and recognizes the opportunity provided by the U.S. Treasury to serve our customers in an even more substantive way in 2009,” stated Mike Sapp, President of Tennessee Commerce Bancorp, Inc.  “The sale of the $30 million of preferred stock will play an important part in funding our business customers’ needs in the coming year.  The $30 million sale of preferred stock will increase our Tier 1 capital ratio to 11.89% from 9.01% and our total capital ratio to 13.06% from 10.18%, on a pro forma basis at September 30, 2008, and will be an important part of funding our continued loan growth into 2009.”

In conjunction with the issuance of its senior preferred shares, Tennessee Commerce issued the U.S. Treasury a warrant to purchase 461,538 shares of Company common stock at $9.75 per share, which would represent an aggregate investment, if exercised, of $4,498,241 in Company common stock, or 15% of the senior preferred investment.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on business accounts.  Its corporate and banking offices are located in Franklin, Tennessee, and it has loan production offices in Birmingham, Alabama and Minneapolis.  Tennessee Commerce Bancorp's stock is traded on the NASDAQ Global Market under the symbol TNCC.  Additional information concerning Tennessee Commerce Bancorp can be accessed at www.tncommercebank.com.

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